Jackson  DeMarco  &  Peckenpaugh
                        A LAW CORPORATION

                 2030 MAIN STREET, SUITE 1200
                   Irvine, California  92614

                       Tel 949.752.8585
                       Fax 949.752.0597
                        www.jdplaw.com


                        August 19, 2002




Berry Petroleum Company
5201 Truxtun Avenue, Suite 300
Bakersfield, CA 93309

     Re:  Registration Statement on Form S-8

Gentlemen:

      We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the "Company"), in connection with the various legal matters relating to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the additional 1,000,000 shares of Class A Common Stock, $.01 par value per share ("Shares"), which may be purchased pursuant to the exercise of options granted pursuant to the Company's 2002 Restated and Amended 1994 Stock Option Plan.

      We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and on the basis of such examination, advise you we that in our opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Registration Statement, and receipt of the purchase price therefor as specified in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting any part thereof.

                         Very truly yours,

                         JACKSON, DEMARCO & PECKENPAUGH





RRM/sjg

                           Exhibit 5.1